PRESS RELEASE	June 8, 2007
FOR IMMEDIATE RELEASE
Yadkin Valley Financial Corporation Board of Directors elects Dr. Ralph Bentley and Dr. Harry Davis
Elkin, NC
Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY) announced today that its Board of Directors elected Dr. Ralph Bentley as its chairman and Dr. Harry Davis as its vice chairman.
Dr. Bentley, a founding director of Piedmont Bank, has served as a board member of Yadkin Valley Financial Corporation since its inception in 2006, and its wholly-owned subsidiary, Yadkin Valley Bank and Trust Company, since 2002. Piedmont Bank and its parent company, Main Street BankShares, Inc., were acquired by Yadkin Valley Bank and Trust Company in 2002.
Dr. Davis, a founding director of High Country Bank, has served as a board member of Yadkin Valley Financial Corporation since its inception in 2006, and of its wholly-owned subsidiary, Yadkin Valley Bank and Trust Company, since 2004. High Country Bank and its parent company, High Country Financial Corporation, were acquired by Yadkin Valley Bank and Trust Company in 2004.
Bill Long, CEO and President, stated, “Our shareholders could not have asked for a more qualified Board of Directors. It is a privilege to have Dr. Bentley and Dr. Davis leading our dedicated and experienced Board.”
Yadkin Valley Bank and Trust Company, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), East Bend, Jonesville and Yadkinville (Yadkin County), and Pfafftown (Forsyth County) . The offices in Mooresville and Statesville (Iredell County), Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” On April 16, 2007, the Bank opened a loan production office in Wilmington, North Carolina under the Yadkin Valley Bank name. Sidus Financial, LLC, as subsidiary of the Bank, provides mortgage lending services to customers in North Carolina, South Carolina, Virginia, Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Pennsylvania, Tennessee and West Virginia.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information contact:
William A. Long, President and CEO (336) 526-6312
Source: Yadkin Valley Bank and Trust Company